QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

Consent of Independent Auditors

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of AmeriPath, Inc. for the registration of $75,000,000 principal amount of 10 1/2% Senior Subordinated Notes Due 2013 and to the inclusion of our report dated March 17, 2004, with respect to the consolidated financial statements of AmeriPath, Inc. included therein for the period from January 1, 2003 through March 27, 2003 and for the period from March 28, 2003 through December 31, 2003 and for the year ended December 31, 2002.

/s/ Ernst and Young LLP

West Palm Beach, FL
April 12, 2004

QuickLinks

Consent of Independent Auditors